Avocats/Advocaten	Linklaters LLP Rue Brederode 13 B - 1000 Brussels Telephone (+32) 2 501 94 11 Facsimile (+32) 2 501 94 94 françois.debauw@linklaters.com

To: Anheuser-Busch InBev Worldwide Inc.

1209 Orange Street

Wilmington

Delaware 19801

USA

6 October 2011

Dear Sirs

Anheuser-Busch InBev SA/NV (the “Company”)

Amendment No. 1 to the Registration Statement on Form F-3 filed with the U.S. Securities and Exchange Commission on 21 September 2010

1	Introduction

We have acted as your Belgian legal advisers in connection with the registration of the Debt Securities and the Guarantees to be endorsed thereon under the U.S. Securities Act of 1933 (the “Securities Act”).

2	Belgian Law

This opinion is limited to Belgian law as applied by the Belgian courts and published and in effect on the date of this opinion. It is given on the basis that all matters relating to it will be governed by, and that it (including all terms used in it) will be construed in accordance with, Belgian law. Nothing herein may be construed as an opinion on matters governed by the federal or state laws of the United States of America or the federal or state laws of any other jurisdiction.

3	Scope of Inquiry

For the purpose of rendering this opinion, we have examined and relied upon the following documents:

(i)	a copy of the Registration Statement on Form F-3 dated 21 September 2010 as filed with the U.S. Securities and Exchange Commission on 21 September 2010 (the “Registration Statement”);

(ii)	a copy of the Amendment No. 1 to the Registration Statement dated 6 October 2011 to be filed with the Securities and Exchange Commission on 6 October 2011 (the “Amendment”);

This communication is confidential and may be privileged or otherwise protected by work product immunity.

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(iii)	an executed copy of the base indenture dated 16 October 2009 between, among others, Anheuser-Busch InBev Worldwide Inc., the Company as parent guarantor and The Bank of New York Mellon Trust Company, N.A. as trustee (as amended, the “Base Indenture”), including in its Article 2 the forms of debt securities (the “Debt Securities”) and guarantees (the “Guarantees”);

(iv)	an executed copy of the fifth supplemental indenture dated as of 27 November 2009 between, among others, Anheuser-Busch InBev Worldwide Inc., the Company and The Bank of New York Mellon Trust Company, N.A. as trustee (the “Fifth Supplemental Indenture”);

(v)	an executed copy of the twenty fourth supplemental indenture dated as of 6 October 2011 between, among others, Anheuser-Busch InBev Worldwide Inc., the Company and The Bank of New York Mellon Trust Company, N.A. as trustee (the “Twenty Fourth Supplemental Indenture”, and together with the Fifth Supplemental Indenture, the “Supplemental Indentures”)

(vi)	a copy of the unanimous written resolution of the directors of the Company dated 7 October 2009 and 13 October 2009 resolving to approve, among others, the Base Indenture;

(vii)	an extract of the minutes of the board of directors of the Company held on 2 September 2010 resolving to approve the form and content of the Registration Statement and to approve, among others, the Debt Securities, the Guarantees, the Supplemental Indentures and any document related to the Registration Statement;

(viii)	the co-ordinated articles of association (statuts / statuten) of the Company as most recently filed with the Clerk of the Commercial Court of Brussels (i.e., the coordination dated 5 September 2011);

(ix)	a certificate dated 5 October 2011 issued by the Clerk of the Commercial Court of Brussels stating that since 5 October 2006 until the date of the certificate the Company has neither been declared bankrupt nor filed any request for judicial composition (concordat judiciaire/gerechtelijk akkoord) under the Law of 17 July 1997 or judicial reorganisation (réorganisation judiciaire/gerechtelijke reorganisatie) under the Law of 31 January 2009 on the continuity of enterprises; and

(x)	such other documents as we deemed necessary or useful for the delivery of this opinion letter.

The Registration Statement, the Amendment, the Base Indenture, the Supplemental Indentures, the Debt Securities and the Guarantees are collectively referred to as the “Documents”.

Terms defined in the Documents shall have the same meaning herein, unless the context requires otherwise and subject to any contrary indication.

4	Assumptions

For the purpose of this opinion, we have made the following assumptions:

4.1	We have examined (save for the Debt Securities and the Guarantees) certified, ordinary or facsimile copies of the documents mentioned in paragraph 3 above as executed by the parties, and we assume the conformity thereof to the originals and the genuineness of all signatures. We have assumed (save for the Debt Securities and the Guarantees) that the documents mentioned in paragraph 3 above have been executed by the persons, whose names are indicated thereon as being the names of the signatories, or if such names are not indicated, by the persons authorised to execute such documents.

4.2	We have also assumed, without any investigation, that all agreements and documents contemplated therein constitute (and for the Debt Securities and the Guarantees, will constitute)

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legal, valid and binding obligations of all parties thereto, including the Company, fully enforceable against all such parties under all applicable laws other than the laws of the Kingdom of Belgium, and that:

4.2.1	all parties thereto other than the Company have taken (and for the Debt Securities and the Guarantees, will take) all corporate and other actions required to authorise the execution, delivery and performance of the Documents and that the transactions contemplated in the Documents may be effected by such parties;

4.2.2	all such other parties have obtained (and for the Debt Securities and the Guarantees, will obtain) all consents, approvals, licences or authorisations of, or complied with all notarisation, validation or stamping by, or filing, recording or registration with, any public authority, as may be required for the execution, delivery and performance by such parties of the Documents or in order to ensure their admissibility in evidence in Court, or their enforceability vis-à-vis third parties;

4.2.3	the Documents have been (and for the Debt Securities and the Guarantees, will be) executed by duly authorised representative(s) of each party other than the Company and the authorised signatories of each such other party have validly given (and for the Debt Securities and the Guarantees, will validly give) their consent to the Documents and had (and for the Debt Securities and the Guarantees, will have), at the time of executing the Documents, full legal power and capacity to execute the Documents in the name and on behalf of each such other party.

4.3	The statements of fact contained in the written resolutions, letters, agreements, records and other documents mentioned in paragraph 3 are (and for the Debt Securities and the Guarantees, will be) accurate and complete.

4.4	There are (and for the Debt Securities and the Guarantees, will be) no agreements or understandings among the parties, written or oral, and no usage of trade or course of prior dealings among the parties that would in either case define, supplement, change or qualify the terms of the Documents.

4.5	The terms, issuance and sale of the Debt Securities and the Guarantees will be duly established in conformity with the Base Indenture.

4.6	The Debt Securities will not be the subject of a public offer in Belgium or in the EEA or a listing or admission to trading on a market in Belgium or the EEA, unless the relevant requirements of Belgian law concerning the public offer or listing or admission to trading on a market of securities have been fulfilled.

4.7	The Debt Securities and the Guarantees will be validly approved by the Company.

4.8	The Debt Securities and the Guarantees will be validly executed by the Company; the persons who will sign the Debt Securities and the Guarantees for the Company will validly represent and be empowered to bind the Company.

4.9	The terms, and the execution by the Company, of the Debt Securities and the Guarantees and the performance by the Company of its obligations thereunder will not, when issued, contravene any provision of Belgian law or the articles of association (statuts / statuten) of the Company.

4.10	The Debt Securities and the Guarantees will be issued in accordance with the provisions of the Registration Statement and the Amendment.

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4.11	The obligations undertaken (and for the Debt Securities and the Guarantees, which will be undertaken) by the Company under the Documents meet its corporate interest.

5	Opinion

Based upon the foregoing and subject to the qualifications made below, we are of the following opinion:

5.1	The Company has been duly incorporated and validly exists as a société anonyme / naamloze vennootschap under the laws of Belgium.

5.2	The Company has not been declared bankrupt nor filed any request for judicial composition until 5 October 2011.

5.3	The Company has the legal capacity and the corporate authority to enter into the Documents and perform its obligations thereunder in accordance with their terms.

5.4	The Base Indenture and the Supplemental Indentures (and when duly executed, the Debt Securities and the Guarantees will) constitute legal, valid and binding obligations of the Company, fully enforceable against the Company under Belgian law in accordance with their terms.

5.5	The Base Indenture and the Supplemental Indenture, and a delegation to certain persons to approve, among others, the Debt Securities and the Guarantees, have been validly approved by the Company.

5.6	The submission of the Company under the Base Indenture and the Supplemental Indentures to the non-exclusive jurisdiction of the courts of New York is valid. Any final and conclusive judgment obtained against the Company in the courts of New York will be recognised by the courts of Belgium in accordance with and subject to the rules of, Article 25 of the Belgian Private International Law Code (which requires, among others things, that the consequences of the recognition or enforcement of the judgment are not manifestly incompatible with Belgian public policy, that the rights of defence have been respected and that the judgment is final, i.e. not subject to any normal right of appeal).

5.7	The Company has no right of immunity from suit, execution, attachment or any other legal process in Belgium.

6	Qualifications

6.1	This opinion is subject to any limitations arising from bankruptcy, insolvency, liquidation, moratorium, reorganisation and other laws of general application relating to or affecting the rights of creditors.

6.2	The written resolutions and minutes of the board of directors of the Company referred to in section 3 above may be revoked, supplemented or modified at any time.

6.3	Any provision of the Supplemental Indentures granting rights to third parties which may affect the Company’s assets or could impose an obligation on the Company where the exercise of those rights is dependent, in each case, on the occurrence of a change of control of the Company (as referred to in article 556 of the Belgian Companies Code) will not be effective unless and until it is approved by a resolution of the general meeting of shareholders of the Company.

6.4	Claims may be or become subject to set-off or counterclaim.

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6.5	Claims may become barred under applicable Belgian statutes of limitation.

6.6	The enforcement in Belgium of the Documents will be subject to the Belgian rules of civil procedure.

6.7	We express no opinion as to the validity or enforceability of contractual provisions requiring a party to an agreement to pay to another party to such agreement legal costs, attorney’s fees or other expenses relating to the costs of litigation between parties to such agreement brought before a court including, without limitation, enforcement procedures in Belgium of foreign judgments, incurred by another party in connection with the enforcement of its rights vis-à-vis the former party.

6.8	The granting of certain remedies, such as injunctions, orders or specific performance for obligations other than to pay a sum of money, may be at the discretion of the Belgian courts, and such remedies are not necessarily granted.

6.9	Belgian courts may grant payment terms to debtors in exceptional circumstances.

6.10	Provisions of the Documents, releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction to the extent that the action or inaction involves wilful negligence or misconduct, fraud or unlawful conduct, might not be enforceable in Belgium. The enforceability of such provisions may also be restricted in cases where they have the effect of discharging a party of its obligations or depriving the obligations assumed by such a party of any significance.

6.11	The enforceability of the Documents is subject to and may be limited by the effect of general principles of equity, including, without limitations, concepts of materiality, reasonableness, good faith, abuse of right, fair dealings and public order.

6.12	A certificate, determination, notification, opinion or the like might be held by the Belgian courts not to be conclusive, final or binding if it could be shown to have an unreasonable or arbitrary basis or in the event of manifest error despite any provision in the Documents to the contrary.

6.13	Under Belgian law, the unenforceability of a part of an agreement may result in the entire agreement being unenforceable if the unenforceable portion is deemed to be an essential part of that agreement, notwithstanding the inclusion of a severability clause in the agreement.

6.14	Under Belgian law:

(a)	late payment interest may not accrue on any overdue amount at a rate exceeding the aggregate of 0.5% per annum and the rate of interest accruing on the principal amount when not overdue (article 1907 of the Belgian Civil Code);

(b)	prepayment fees may not exceed six months of interest on the prepaid amount, calculated at the rate of interest accruing on the principal amount (article 1907 bis of the Belgian Civil Code);

(c)	a creditor may not claim interest on overdue interest unless the overdue interest has accrued over a period of more than one year and the interest has formally been claimed by the creditor, or the debtor has agreed to pay it, after such period has passed (article 1154 of the Belgian Civil Code).

It is uncertain whether any provisions of the Documents which provide for the payment of (default) interest or prepayment fees which would contravene the statutory provisions referred to in this

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paragraph 6.14 (if any) would be considered as contrary to Belgian international public policy. If so, the enforceability of such provisions of the Documents could be affected to that extent, without affecting the enforceability of the other provisions of the Documents.

6.15	Damages, liquidated damages and penalties may be varied by a Belgian court if they amount to a manifestly excessive or derisory penalty under Belgian law.

6.16	Remedies such as specific performance and issuance of injunctions or orders are at the discretion of the courts and such remedies are not necessarily granted.

6.17	Where any party is vested with a discretion or may determine a matter in its opinion, Belgian law may require such discretion to be exercised reasonably or such opinion to be based on reasonable grounds.

6.18	We do not express any opinion as to any taxation matters.

7	Reliance

This opinion is addressed to you solely for your benefit and solely for the purpose of the Documents. It is not to be transmitted to anyone else nor is it to be relied upon by anyone else or for any other purpose or quoted or referred to in any public document or filed with anyone without our express consent. This opinion may, however, be disclosed by the addressees hereof to the extent required by law, regulation or any governmental or competent regulatory authority, or in connection with legal proceedings relating to the Debt Securities, provided that no such party to whom the opinion is disclosed may rely on the opinion without our express consent.

We consent to the filing of this opinion as an exhibit to the Amendment. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

This opinion shall be governed by and construed in accordance with Belgian law and all disputes arising out or in connection with this opinion shall be subject to the exclusive jurisdiction of the courts of Brussels (Belgium).

Nothing in this opinion should be construed as expressing an opinion in respect of any information, representation, statement, matter or other element contained in any document or agreement reviewed by us, except as expressly mentioned here above.

Yours sincerely

/s/ Gilles Nejman
François De Bauw	Gilles Nejman

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